Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

Dallas, TX — October 27, 2015 — Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced the results today for the quarter ended September 30, 2015.  The Company reported net income of $2.5 million or $0.23 diluted earnings per common share.  These results compared to net income of $1.9 million or $0.19 diluted earnings per common share for the quarter ended June 30, 2015 and net income of $1.4 million or $0.21 diluted earnings per common share for the quarter ended September 30, 2014.

Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “We reached an important milestone this quarter by surpassing $1 billion in assets. In addition, I am thrilled that we were again named by American Banker in its annual list of “Best Banks to Work For” ranking number 9 of 50 top banks in the country. Our team’s hard work resulted in both strong organic growth and the successful acquisition and integration of IBT Bancorp, Inc. Average loan balances grew $132 million from the prior quarter average balances not only due to the addition of IBT, but a significant amount of the growth originated from core customer balances despite a number of unexpected payoffs.”

Mr. Holland also said, “The quality of our loan portfolio continues to be strong as evidenced by solid credit metrics. As noted in past quarters, we continue to see pressure on pricing of new loans, however we believe our net interest margin will hold within the range we have seen over the past several quarters.”

“In addition to our loan growth,” Mr. Holland added, “I am excited about our success in building deposit relationships.  Average deposits increased from the prior quarter with the addition of IBT and growth in core customers. We’ve also taken advantage of low cost wholesale deposits and reduced our cost of funds.”

Mr. Holland continued, “New commitments continue to out-pace our expectations. We anticipate continued growth in loans and deposits during the fourth quarter. We have a lot to be excited about.”

Financial Highlights

•                  Successfully closed the acquisition of IBT Bancorp, Inc. (“IBT”) on July 1, 2015 and fully integrated systems and operations on August 22, 2015.

•                  Net income increased $1.2 million or 86.7% from the same three-month period last year and $681,000 or 36.7% from the prior quarter to $2.5 million.

•                  Return on average assets improved to 1.04% for the three months ended September 30, 2015 compared to 0.74% for the same period last year and 0.93% for the prior quarter. The efficiency ratio improved to 60.48% for the three months ended September 30, 2015 compared to 65.88% for the same period last year and 61.75% for the prior quarter.

•                  Total assets increased $264.2 million or 35.4% year-over-year to $1.0 billion as of September 30, 2015. Average assets grew $166.8 million over the prior quarter average balances. Approximately $113.7 million of the increase was a result of the IBT acquisition and the remaining $53.1 million increase was a result of organic growth.

•                  Total loans increased $172.9 million or 29.7% year-over-year to $754.2 million as of September 30, 2015. Average loan balances grew $131.6 million from June 30, 2015 with $89.7 million due to the IBT acquisition, $41.9 million resulting from growth in core customer lending.

•                  Deposits increased $198.1 million or 30.7% year-over-year to $842.6 million as of September 30, 2015. Average deposits grew $141.1 million compared to the quarter ending June 30, 2015 with $98.4 million resulting from the acquisition of IBT, $13.1 million due to growth in core customer deposits, and $29.6 million due to increases in low cost wholesale deposits.

Result of Operations for the Three Months Ended September 30, 2015

Net Interest Income

For the three months ended September 30, 2015, net interest income before provision for loan losses was $8.6 million and net interest margin was 3.84% compared to $7.0 million and 3.77% for the three months ended June 30, 2015. The net interest margin increased 0.07% from the three months ended June 30, 2015 primarily due to an increase of 0.06% in average yield on loans from 4.78% for the three months ended June 30, 2015 to 4.84% for the three months ended September 30, 2015. The addition of higher yielding loans from IBT as well as the impact of approximately $50,000 in purchase discount accretion income from loans acquired in the IBT acquisition were the primary drivers in the increase in yield compared to the prior quarter.  The average rate paid on interest-bearing liabilities declined 0.03% to 0.67% for the three months ended September 30, 2015 from 0.70% for the three months ended June 30, 2015 primarily due to a change in mix of deposits from premium money market accounts with an average rate of 0.67% and certificates of deposits with an average rate of 1.05% to brokered money market deposits with an average rate of 0.25%.

Net interest income before provision for loan losses increased by $1.9 million compared to $6.7 million for the three months ended September 30, 2014 primarily due to increased average loans balances resulting from organic loan growth as well as loans acquired from IBT. Net interest margin declined 0.11% compared to 3.95% for the same three months in 2014 primarily due to a decline of 0.20% in average yield on loans from 5.04% for the three months ended September 30, 2014. Competitive pricing pressure resulted in overall market yields for loan originations and renewals below the average yield of amortizing or paid-off loans. Partially offsetting the decrease in net interest margin was a 0.04% decrease in the rate paid on interest-bearing liabilities from 0.71% for the three months ended September 30, 2014 to 0.67% for the three months ended September 30, 2015, respectively. The decrease was related to a change in the mix of deposits from premium money market accounts with an average rate of 0.67% and certificates of deposits with an average rate paid of 1.05% to money market accounts with average rate paid of 0.25%.

Noninterest Income

Noninterest income for the three months ended September 30, 2015 was $1.0 million representing an increase of $355,000 or 51.6% compared to the three months ended June 30, 2015. The increase from the three months ended June 30, 2015 was driven by gains on Small Business Administration (“SBA”) loan sales of $251,000, SBA servicing income of $44,000 and increased service charges and fees on deposits of $98,000 primarily related to the IBT acquisition.

Noninterest income increased $413,000 or 65.6% compared to the three months ended September 30, 2014. The increase from the three months ended September 30, 2014 was primarily related to the increase in gains on SBA loan sales of $251,000, SBA servicing income of $44,000, bank owned life insurance income of $89,000, and increased service charges and fees on deposits of $98,000 primarily related to the IBT acquisition. The increase was partially offset by a $99,000 decrease in gains on sale of mortgage loans.

Noninterest Expense

Noninterest expense was $5.8 million for the three months ended September 30, 2015 compared to $4.7 million for the three months ended June 30, 2015, an increase of $1.1 million or 23.5%. Noninterest expense included non-recurring acquisition expenses of $205,000 and $15,000 for the three months ended September 30, 2015 and June 30, 2015, respectively, primarily related to investment banker’s success fees and legal expense. Excluding acquisition related expenses, noninterest expense for the three months ended September 30, 2015 was $5.6 million compared to $4.7 million, an increase of $922,000 or 19.5% from the three months ended June 30, 2015. The increase was primarily due to increased employee expense of $413,000, occupancy and equipment expense of $86,000, data processing and software expense of $96,000 and other operating expenses related to IBT’s operations.

Noninterest expense for the three months ended September 30, 2015 increased $1.0 million or 21.0% compared to the three months ended September 30, 2014. Excluding acquisition related expenses, noninterest expense for the three months ended September 30, 2015 increased $807,000 or 16.7%. The year-over-year increase was primarily related to increased employee expense of $246,000, occupancy and equipment expense of $50,000, data processing and software expense of $114,000, marketing expense of $85,000 and other operating expenses related to IBT operations.

Income Taxes

Income tax expense for the three months ended September 30, 2015 totaled $1.3 million, an increase of $355,000 or 38.3% from $926,000 for the three months ended June 30, 2015 and an increase of $558,000 or 77.2% compared to $723,000 for the three months ended September 30, 2014. The Company’s estimated annual effective tax rate was approximately 33.6%, 33.3%, and 34.7% for the three months ended September 30, 2015, June 30, 2015 and September 30 2014, respectively. Effective tax rates for these periods were affected by permanent differences primarily related to employee stock option incentive plans, bank-owned life insurance and other nondeductible expenses.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at September 30, 2015 were $754.2 million, an increase of $109.3 million or 16.9% compared to $644.9 million at June 30, 2015. The increase from the prior quarter ended June 30, 2015 was the result of the acquisition of IBT and continued execution of our organic growth strategy. The acquisition of IBT represented $89.7 million or 82.1% of the increase from the prior quarter and organic growth accounted for $19.6 million or 17.9% of the increase from prior quarter.

Loans (excluding loans held for sale and deferred loan fees) increased $172.9 million or 29.7% compared to $581.3 million at September 30, 2014. The acquisition of IBT represented 52.1% of the increase from the prior year.  Organic growth accounted for $82.9 million or 47.9% of the increase over prior year.

Deposits at September 30, 2015 were $842.6 million an increase of $169.5 or 25.2% compared to $673.1 million at June 30, 2015.  The increase from prior quarter was due to acquisition of IBT’s deposits of $98.4 million, customer deposit growth of $48.9 million, and wholesale deposit growth of $22.2 million.

Deposits increased $198.1 or 30.7% compared to $644.5 million at September 30, 2014. The increase from September 30, 2014 was due to acquisition of IBT’s deposits of $98.4 million, customer deposit growth of $82.3 million, and wholesale deposit growth of $17.4 million.

Advances from the Federal Home Loan Bank were $18.5 million at September 30, 2015 compared to $27.0 million at June 30, 2015 and $15.0 million at September 30, 2014.

Asset Quality

Nonperforming assets totaled $921,000 or 0.09% of total assets at September 30, 2015 compared to $860,000 or 0.10% at June 30, 2015 and $1.9 million or 0.25% of total assets at September 30, 2014. The allowance for loan losses was 0.82% of total loans at September 30, 2015 compared to 0.96% of total loans at June 30, 2015 and 1.01% of total loans at September 30, 2014. The decrease in allowance for loan losses as a percentage of total loans was due to the recording of IBT acquired loans at an estimated fair value.

Other real estate owned totaled $493,000 at September 30, 2015 compared to $548,000 at June 30, 2015 and $1.4 million at September 30, 2014. The decrease in other real estate owned from September 30, 2014 was due to the sale of properties over the year. Nonaccrual loans were $428,000 at September 30, 2015 compared to $312,000 at June 30, 2015 and $445,000 at September 30, 2014.

There was no provision for loan losses for the three months ended September 30, 2015 compared to provisions of $148,000 and $420,000 for the three months ended June 30, 2015 and September 30, 2014, respectively. Reductions from the continued improvement in credit quality offset general provision requirements related to loan growth.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, and the tangible common equity to tangible assets ratio. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with ten locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

Acquisition of IBT Bancorp, Inc.

On July 1, 2015, the Company completed the acquisition of IBT, the parent holding company of Independent Bank, headquartered in Irving, Texas with two banking locations in the Dallas metropolitan area. Under the terms of the definitive agreement, the Company issued 1,185,067 shares of its common stock (with cash in lieu of fractional shares) and paid approximately $4.0 million in cash for the outstanding shares of IBT common stock in connection with the closing of the acquisition., which resulted in goodwill of $6.9 million as of July 1, 2015. Additionally, we recognized $1.1 million of core deposit intangibles as of July 1, 2015.  These goodwill and core deposit intangible balances are preliminary estimates as of September 30, 2015 as fair value adjustments are still being finalized.

For more information, visit www.veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the acquisition of IBT and related transactions, integration of the acquired business, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed on March 27, 2015, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Highlights (Unaudited)

	At and For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Dollars in thousands, except per share data)
Selected Financial Data:
Net income	$2,537	$1,856	$1,824	$1,690	$1,359
Net income available to common stockholders	2,517	1,836	1,804	1,670	1,339
Total assets	1,009,539	827,140	808,906	802,286	745,344
Total loans(1)	754,199	644,938	615,495	603,310	581,338
Allowance for loan losses	6,214	6,193	6,006	5,981	5,880
Noninterest-bearing deposits	299,864	240,919	241,732	251,124	242,688
Total deposits	842,607	673,106	668,255	638,743	644,543
Total stockholders’ equity	137,508	117,085	115,133	113,312	75,603
Summary Performance Ratios:
Return on average assets(2)	1.04%	0.93%	0.94%	0.86%	0.74%
Return on average equity(2)	7.38	6.39	6.45	6.21	7.16
Net interest margin(3)	3.84	3.77	3.82	3.74	3.95
Efficiency ratio(4)	60.48	61.75	66.67	62.49	65.87
Noninterest expense to average assets(2)	2.39	2.36	2.61	2.38	2.63
Summary Credit Quality Data:
Nonaccrual loans	$428	$312	$323	$436	$445
Accruing loans 90 or more days past due	—	—	—	—	3
Other real estate owned	493	548	548	105	1,434
Nonperforming assets to total assets	0.09%	0.10%	0.12%	0.07%	0.25%
Nonperforming loans to total loans	0.06	0.05	0.05	0.07	0.08
Allowance for loan losses to total loans	0.82	0.96	0.98	0.99	1.01
Net (recoveries) charge-offs to average loans outstanding	(0.00)	(0.01)	0.01	0.04	0.01
Capital Ratios:
Total stockholders’ equity to total assets	13.62%	14.16%	14.23%	14.11%	10.14%
Tangible common equity to tangible assets(5)	10.30	11.01	11.01	10.86	6.50
Tier 1 capital to average assets	12.02	12.82	12.78	12.66	8.28
Tier 1 capital to risk-weighted assets	14.73	14.87	15.43	15.45	10.04
Common equity tier 1 to risk-weighted assets	13.29	13.23	13.70	n/a	n/a
Total capital to risk-weighted assets	16.18	16.52	17.16	17.21	11.90

(1)         Total loans does not include loans held for sale and deferred fees. Loans held for sale were $1.8 million at September 30, 2015, $2.1 million at June 30, 2015, $2.5 million at March 31, 2015, $8.9 million at December 31, 2014 and $3.5 million at September 30, 2014. Deferred fees were $55,000 at September 30, 2015, $49,000 at June 30, 2015, $50,000 at March 31, 2015, $51,000 at December 31, 2014 and $60,000 at September 30, 2014.

(2)         We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)         Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)         Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)         We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited).”

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
ASSETS
Cash and due from banks	$10,478	$11,699	$9,223	$9,441
Interest bearing deposits in other banks	113,031	51,570	84,028	58,292
Total cash and cash equivalents	123,509	63,269	93,251	67,733
Investment securities	61,023	59,299	45,127	47,497
Loans held for sale	1,766	2,127	8,858	3,488
Loans, net	747,930	638,696	597,278	575,398
Accrued interest receivable	2,088	1,557	1,542	1,351
Bank-owned life insurance	19,299	18,115	17,822	10,731
Bank premises, furniture and equipment, net	17,585	12,107	11,150	11,235
Non-marketable equity securities	4,045	3,970	4,139	3,115
Investment in unconsolidated subsidiary	93	93	93	93
Other real estate owned	493	548	105	1,434
Intangible assets	2,458	1,110	1,261	1,337
Goodwill	26,025	19,148	19,148	19,148
Other assets	3,225	7,101	2,512	2,784
Total assets	$1,009,539	$827,140	$802,286	$745,344
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$299,864	$240,919	$251,124	$242,688
Interest-bearing	542,743	432,187	387,619	401,855
Total deposits	842,607	673,106	638,743	644,543
Accounts payable and accrued expenses	1,782	1,202	1,582	1,327
Accrued interest payable and other liabilities	1,089	672	575	798
Advances from Federal Home Loan Bank	18,478	27,000	40,000	15,000
Junior subordinated debentures	3,093	3,093	3,093	8,073
Subordinated notes	4,982	4,982	4,981	—
Total liabilities	872,031	710,055	688,974	669,741
Commitments and contingencies
Stockholders’ equity:
Preferred stock	8,000	8,000	8,000	8,000
Common stock	107	95	95	64
Additional paid-in capital	115,579	97,761	97,469	61,513
Retained earnings	14,204	11,687	8,047	6,378
Unallocated Employee Stock Ownership Plan shares	(406)	(406)	(401)	119
Accumulated other comprehensive income	94	18	172	(401)
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)
Total stockholders’ equity	137,508	117,085	113,312	75,603
Total liabilities and stockholders’ equity	$1,009,539	$827,140	$802,286	$745,344

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except share amounts)

	Nine Months Ended
	September 30,	September 30,
	2015	2014
Interest income:
Interest and fees on loans	$24,032	$19,901
Interest on investment securities	712	629
Interest on deposits in other banks	169	120
Interest on other	1	2
Total interest income	24,914	20,652
Interest expense:
Interest on deposit accounts	2,075	1,770
Interest on borrowings	392	374
Total interest expense	2,467	2,144
Net interest income	22,447	18,508
Provision for loan losses	258	1,097
Net interest income after provision for loan losses	22,189	17,411
Noninterest income:
Service charges and fees on deposit accounts	907	807
Gain on sales of investment securities	7	34
Gain on sales of loans	824	486
Gain on sales of other assets owned	19	4
Bank-owned life insurance	552	317
Other	188	193
Total noninterest income	2,497	1,841
Noninterest expense:
Salaries and employee benefits	8,247	7,593
Occupancy and equipment	2,560	2,460
Professional fees	1,536	943
Data processing and software expense	903	760
FDIC assessment fees	317	315
Marketing	595	432
Other assets owned expenses and writedowns	29	187
Amortization of intangibles	243	221
Telephone and communications	182	168
Other	1,043	744
Total noninterest expense	15,655	13,823
Net income from operations	9,031	5,429
Income tax expense	2,814	1,913
Net income	$6,217	$3,516
Preferred stock dividends	$60	$60
Net income available to common stockholders	$6,157	$3,456
Basic earnings per share	$0.62	$0.55
Diluted earnings per share	$0.61	$0.54
Weighted average basic shares outstanding	9,853,785	6,261,653
Weighted average diluted shares outstanding	10,121,184	6,394,791

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except share amounts)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Interest income:
Interest and fees on loans	$9,230	$7,454	$7,348	$7,335	$7,183
Interest on investment securities	247	252	212	209	207
Interest on deposits in other banks	60	55	54	63	43
Interest on other	1	—	—	—	1
Total interest income	9,538	7,761	7,614	7,607	7,434
Interest expense:
Interest on deposit accounts	778	666	631	652	609
Interest on borrowings	143	123	126	123	123
Total interest expense	921	789	757	775	732
Net interest income	8,617	6,972	6,857	6,832	6,702
Provision for loan losses	—	148	110	326	420
Net interest income after provision for loan losses	8,617	6,824	6,747	6,506	6,282
Noninterest income:
Service charges and fees on deposit accounts	380	282	245	292	282
Gain on sales of investment securities	—	—	7	—	—
Gain on sales of loans	392	129	302	155	241
Gain (loss) on sales of other assets owned	21	—	(2)	6	(33)
Bank-owned life insurance	194	179	178	111	105
Other	56	98	36	92	35
Total noninterest income	1,043	688	766	656	630
Noninterest expense:
Salaries and employee benefits	3,001	2,588	2,657	2,444	2,755
Occupancy and equipment	894	808	857	786	844
Professional fees	632	365	540	439	296
Data processing and software expense	368	272	263	281	254
FDIC assessment fees	121	96	100	105	99
Marketing	227	162	205	156	142
Other assets owned expenses and write-downs	(5)	22	13	24	53
Amortization of intangibles	96	74	74	74	74
Telephone and communications	68	57	57	58	54
Other	440	286	316	312	259
Total noninterest expense	5,842	4,730	5,082	4,679	4,830
Net income from operations	3,818	2,782	2,431	2,483	2,082
Income tax expense	1,281	926	607	793	723
Net income	$2,537	$1,856	$1,824	$1,690	$1,359
Preferred stock dividends	$20	$20	$20	$20	$20
Net income available to common stockholders	$2,517	$1,836	$1,804	$1,670	$1,339
Basic earnings per share	$0.24	$0.19	$0.19	$0.18	$0.21
Diluted earnings per share	$0.23	$0.19	$0.19	$0.18	$0.21
Weighted average basic shares outstanding	10,652,602	9,447,807	9,447,706	9,157,582	6,321,897
Weighted average diluted shares outstanding	10,940,427	9,708,673	9,743,576	9,405,168	6,462,897

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON GAAP (Unaudited)

(In thousands)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Tangible Common Equity
Total stockholders’ equity	$137,508	$117,085	$115,133	$113,312	$75,603
Adjustments:
Preferred stock	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Goodwill	(26,025)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(2,458)	(1,110)	(1,186)	(1,261)	(1,337)
Total tangible common equity	$101,025	$88,827	$86,799	$84,903	$47,118
Tangible Assets
Total assets	$1,009,539	$827,140	$808,906	$802,286	$745,344
Adjustments:
Goodwill	(26,025)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(2,458)	(1,110)	(1,186)	(1,261)	(1,337)
Total tangible assets	$981,056	$806,882	$788,572	$781,877	$724,859
Tangible Common Equity to Tangible Assets	10.30%	11.01%	11.01%	10.86%	6.50%
Common shares outstanding	10,700	9,494	9,485	9,471	6,359

Book value per common share(1)	$12.10	$11.49	$11.29	$11.12	$10.63
Tangible book value per common share(2)	$9.44	$9.36	$9.15	$8.96	$7.41

(1)                                 We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)                                 We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

(3)                                 Goodwill reflects provisional estimates of fair value of assets and liabilities acquired in the IBT acquisition.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Net Interest Margin (Unaudited)

(In thousands)

	For the Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
		Interest			Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average	Average	Earned/	Average
	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets:
Total loans(1)	$756,542	$9,230	4.84%	$624,971	$7,454	4.78%	$565,465	$7,183	5.04%
Securities available for sale	63,204	248	1.56	56,603	252	1.79	49,148	207	1.67
Investment in subsidiary	93	—	—	93	—	—	93	1	4.27
Interest-earning deposits in financial institutions	70,363	60	0.34	60,630	55	0.36	58,027	43	0.29
Total interest-earning assets	890,202	9,538	4.25	742,297	7,761	4.19	672,733	7,434	4.38
Allowance for loan losses	(7,146)			(6,069)			(5,665)
Noninterest-earning assets	88,023			68,046			60,668
Total assets	$971,079			$804,274			$727,736
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$520,806	$778	0.59%	$428,146	$666	0.62%	$384,671	$609	0.63%
Advances from FHLB	19,404	56	1.14	15,132	30	0.80	15,000	30	0.79
Other borrowings	9,077	86	3.76	8,077	93	4.62	8,073	93	4.57
Total interest-bearing liabilities	549,287	920	0.66	451,355	789	0.70	407,744	732	0.71
Noninterest-bearing liabilities:
Noninterest-bearing deposits	282,934			234,510			242,728
Other liabilities	2,403			1,974			1,965
Total noninterest-bearing liabilities	285,337			236,484			244,693
Stockholders’ equity	136,455			116,435			75,299
Total liabilities and stockholders’ equity	$971,079			$804,274			$727,736
Net interest rate spread(2)			3.59%			3.49%			3.67%
Net interest income		$8,617			$6,972			$6,702
Net interest margin(3)			3.84%			3.77%			3.95%

(1)                     Includes average outstanding balances of loans held for sale of $4,215, $1,429 and $3,367 for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively.

(2)                     Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)                     Net interest margin is equal to net interest income divided by average interest-earning assets.